UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2006

DRESSER, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32372	75-2795365
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15455 Dallas Parkway, Suite 1100

Addison, Texas 75001

(Address of Principal Executive Offices)

(972) 361-9800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On August 31, 2006, Dresser, Inc. (the “Company”) accepted a commitment letter from Morgan Stanley Senior Funding, Inc. and Credit Suisse Securities (USA) LLC which provides the Company the option of establishing a new senior secured credit facility consisting of the following elements:

•	A term loan facility in an aggregate principal amount of $785 million, which will be funded at closing and used to refinance the Company’s existing senior secured credit facility in the principal amount of $70 million, senior unsecured term loan in the principal amount of $125 million and senior subordinated notes in the principal amount of $550 million. The Company expects to also pay approximately $27 million in prepayment premiums and $15 million in related transaction costs.

•	A revolving credit facility in the aggregate principal amount of $100 million, which would be available to be drawn upon for general corporate purposes.

•	A synthetic letter of credit facility in the aggregate principal amount of $50 million, which would be available to support the Company’s letter of credit obligations.

The Company said it expects to complete the refinancing as soon as practicable after the terms and conditions of the refinancing have been finalized.

As a result of the commitment letter, which is subject to certain conditions, the Company is revising the terms of the previously announced amendment it has requested under its existing senior secured credit facility. Under the revised terms, the Company is no longer seeking to extend the term of its revolving credit facility or establish a new synthetic letter of credit facility.

The Company is continuing to seek an extension of the deadline for providing audited financial statements for the fiscal year ended Dec. 31, 2005, from Sept. 30, 2006 to Dec. 31, 2006. In addition, it is seeking various technical amendments. The deadline for receiving consents from these lenders is 5 p. m. on Sept. 8, 2006, New York City time, unless further extended or terminated by the Company.

A copy of the related press release is attached as Exhibit 99.1.

ITEM 7.01	Regulation FD Disclosure

On September 6, 2006, the Company announced that its Board of Directors has authorized management to begin a process to explore strategic alternatives for the business, including the potential sale of the Company. The Company has retained Morgan Stanley and UBS as its financial advisors for this process, which is expected to take a number of months. There is no assurance a transaction will result from this process, and the company does not expect to disclose additional details concerning the process unless and until its Board has approved a specific transaction.

A copy of the related press release is attached as Exhibit 99.2.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release dated September 5, 2006 relating to the commitment letter and the proposed amendment to the Company senior secured credit facility.

99.2	Press release dated September 6, 2006 relating to the Company’s evaluation of strategic alternatives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRESSER, INC. (registrant)

Date: September 6, 2006	By:	/s/ Robert D. Woltil
	Name:	Robert D. Woltil
	Its:	Senior Vice President and Chief Financial Officer

Index of Exhibits

Exhibit No.	Description

99.1	Press release dated September 5, 2006 relating to the commitment letter and the proposed amendment to the Company senior secured credit facility.

99.2	Press release dated September 6, 2006 relating to the Company’s evaluation of strategic alternatives.